EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Company Name	State or Country of Incorporation	Percentage Ownership

CICA Life Insurance Company of America (CICA)	Colorado	100% Direct

CICA Life Ltd. (CICA Ltd.)	Bermuda	100% Direct

Citizens National Life Insurance Company (CNLIC)	Texas	100% Indirect

Computing Technology, Inc. (CTI)	Colorado	100% Indirect

Magnolia Guaranty Life Insurance Company (MGLIC)	Mississippi	100% Indirect

Security Plan Fire Insurance Company (SPFIC)	Louisiana	100% Indirect

Security Plan Life Insurance Company (SPLIC)	Louisiana	100% Indirect
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